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                                                                    Exhibit 99.1

                               Netro Corporation
                            3860 North First Street
                            San Jose, CA 95134-1702

                                 March 28, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408


        Re: Report of Independent Public Accountants by Arthur Andersen


Ladies and Gentlemen:

In connection with the delivery of the Report of Independent Public Accountants relating to the audit of the consolidated balance sheets of Netro Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 by Arthur Andersen LLP ("Arthur Andersen") which has been included by Netro Corporation in its annual report on Form 10-K for the fiscal year ended December 31, 2001, Arthur Andersen has represented to Netro that the audit was subject to Arthur Andersen's quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the audit.

Very truly yours,

Netro Corporation

/s/ Sanjay Khare

Sanjay Khare
Vice President and Chief Financial Officer